Exhibit 99.1

10990 Roe Avenue

Overland Park, KS 66211-1213

(913) 696-6100

(913) 696-6116 FAX

NEWS RELEASE

YELLOW CORPORATION

August 18, 2003

For Immediate Release

YELLOW CORPORATION SELLS $250 MILLION OF CONTINGENT

CONVERTIBLE SENIOR NOTES DUE 2023

OVERLAND PARK, KS (August 18, 2003) – Yellow Corporation (NASDAQ: YELL) (“Yellow”) announced today the completion of its offering of 5.0% Contingent Convertible Senior Notes due 2023 (the “notes”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Yellow closed the sale of $200 million of the notes on August 8, 2003. Yellow also closed the sale of an additional $50 million of the notes on August 15, 2003 pursuant to the exercise of the option of the initial purchasers bringing the total amount of notes sold to $250 million. Yellow received net proceeds from the sales of $242.5 million, after discounts and commissions and before interest.

The notes have an annual interest rate of 5.0% and are convertible into shares of Yellow common stock at a conversion price of $39.24 per share and upon the occurrence of certain other events. The notes may not be redeemed by Yellow for seven years, but are redeemable at any time thereafter at par. Holders of the notes have the option to require Yellow to purchase their notes at par on August 8, 2010, 2013 and 2018, and upon a change in control. These terms and other material terms and conditions applicable to the notes are governed by the indenture governing the notes. Yellow expects to use the net proceeds from the offering as part of the financing for its proposed acquisition of Roadway Corporation (NASDAQ: ROAD) and, if such transaction is not completed, for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction. Unless the notes are registered, the notes and the common stock issuable upon their conversion may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws.

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Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow

Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Analyst Contact:	Stephen Bruffett
Yellow Corporation
913-696-6108
steve.bruffett@yellowcorp.com

Mediaz Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com